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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


April 30, 1999


The Board of Directors
PDR Automated Systems and Publications, Inc.
800 Corporate Drive, Suite 200
Lexington, KY 40503


To the Board of Directors:

We agree to the inclusion by reference in the Form S-3 of Interleaf, Inc., dated on or before May 10, 1999, of our independent auditors' report and independent accountants' compilation report, dated September 17, 1998, on our audit of the financial statements of PDR Automated Systems and Publications, Inc., as of June 30, 1998, and December 31, 1997, and for the six months ended June 30, 1998, and for the year ended December 31, 1997, and our compilation of the financial statements for the six months ended June 30, 1997.


Yours truly,

/s/ Dulworth, Breeding & Karns, LLP
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Dulworth, Breeding & Karns, LLP